Exhibit 12.

                             MOBIL CORPORATION
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (In millions)

                                                                      Six
                                                                     Months
                                                                     Ended
                                   Year Ended December 31,          June 30,
                        __________________________________________  ________
                          1992     1993      1994    1995     1996      1997
                        ______   ______    ______  ______   ______    ______

Income Before Change in
 Accounting Principle(s)$1,308   $2,084    $1,759  $2,376   $2,964    $1,676
Add:
Income taxes.........    1,567    1,931     1,919   2,015    3,147     1,602
Portion of rents
  representative of
  interest factor....      319      339       340     368      376       188
Interest and debt
  discount expense ......  612      529(a)    461     467      455       189
Earnings less (greater)
  than dividends from
  equity affiliates....     36      265       (40)    (51)     153      (126)
                        ------   ------    ------  ------   ------    ------

Income as Adjusted ...  $3,842   $5,148    $4,439  $5,175   $7,095    $3,529
                        ======   ======    ======  ======   ======    ======
Fixed Charges:
Interest and debt
  discount expense ..    $ 612   $ 529(a)  $ 461   $  467   $  455    $  189
Capitalized interest ...    42      42        37       47       78        49
Portion of rents
  representative of
  interest factor .......  319      339      340      368      376       188
                        ------   ------   ------   ------   ------    ------
Total Fixed Charges ...  $ 973    $ 910    $ 838   $  882   $  909    $  426
                        ======   ======   ======   ======   ======    ======
Ratio of Earnings to
  Fixed Charges ......     3.9      5.7(a)   5.3      5.9      7.8       8.3
                        ======   ======   ======   ======   ======    ======


Note:

  For the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the six months ended June 30, 1997, Fixed Charges exclude $37 million, $31 million, $37 million, $28 million, $24 million, and $15 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.

MOBIL                              -20-